Exhibit 99.1

    Gastar Exploration Announces Results of Operations for the Quarter Ended
                                 March 31, 2007

    HOUSTON--(BUSINESS WIRE)--May 15, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) reported a net loss attributable to common shares for the three months ended March 31, 2007 of $11.0 million, or $0.06 per basic and diluted common share, compared to a net loss of $42.9 million, or $0.26 per basic and diluted common share, for the three months ended March 31, 2006. The first quarter 2007 loss included a litigation settlement expense accrual of $5.0 million. There was no litigation settlement expense for the three months ended March 31, 2006. The first quarter 2006 loss included an impairment of natural gas and oil properties of $37.3 million. There was no impairment of natural gas and oil properties for the three months ended March 31, 2007. Total revenues for the three months ended March 31, 2007 were $7.5 million, a 13% increase over revenues of $6.6 million for the 2006 comparable period. The increase in revenues was primarily attributable to a 28% increase in production resulting from the commencement of production of natural gas from new wells in East Texas in 2007. The increase in production was partially offset by a 12% decrease in natural gas prices. Average daily production for the three months ended March 31, 2007 was 14.1 million cubic feet of natural gas equivalents per day ("MMcfed"), an increase of 27% compared to 11.1 MMcfed for the three months ended March 31, 2006 and a 3% increase over production for the fourth quarter of 2006 of 13.7 MMcfed. Net cash flow provided by operating activities for the three months ended March 31, 2007 was $281,000, compared to a deficit of $2.7 million for the comparable period in 2006.

    J. Russell Porter, Gastar's President and Chief Executive Officer, made the following comment, "Gastar continues to grow production volumes as we bring on new wells in the deep Bossier play. Revenues increased despite lower average natural gas and oil prices, compared to the first quarter of 2006. We currently are nearing total depth of two additional wells that are expected, along with the Wagner #1 well, to impact third quarter production volumes. Following the closing of the sale of a portion of our undeveloped leasehold interests in East Texas, we are positioned to increase our deep Bossier drilling program following the interpretation of new 3-D seismic data. We also anticipate an increase in activities on our PEL 238 coal bed methane property during the second half of 2007."

    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 3.0 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238, located in New South Wales and the Gippsland Basin, EL 4416, located in Victoria.

    Safe Harbor Statement and Disclaimer

    This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2006 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

    The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.



                       GASTAR EXPLORATION LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS


                                            For the Three Months
                                               Ended March 31,
                                        -----------------------------
                                            2007           2006
                                        -------------- --------------
                                         (in thousands, except share
                                             and per share data)

REVENUES                                       $7,515         $6,623

EXPENSES:
     Production taxes                             294            400
     Lease operating expenses                   1,695          1,256
     Transportation and treating                  323            304
     Depreciation, depletion and
      amortization                              4,341          4,309
     Impairment of natural gas and oil
      properties                                    -         37,301
     Accretion of asset retirement
      obligation                                   66             57
     Mineral resource properties                   13            157
     General and administrative expenses        3,185          2,519
     Litigation settlement expense              4,972              -
                                        -------------- --------------
         Total expenses                        14,889         46,303
                                        -------------- --------------

LOSS FROM OPERATIONS                           (7,374)       (39,680)

OTHER (EXPENSES) INCOME:
     Interest expense                          (3,943)        (3,758)
     Investment income and other                  363            527
     Foreign exchange gain (loss)                  (1)             1
                                        -------------- --------------

LOSS BEFORE INCOME TAXES                      (10,955)       (42,910)
     Provision for income taxes                     -              -
                                        -------------- --------------

NET LOSS                                     $(10,955)      $(42,910)
                                        ============== ==============

NET LOSS PER SHARE:
     Basic and diluted                         $(0.06)        $(0.26)
                                        ============== ==============

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
     Basic and diluted                    195,015,561    164,796,868
                                        ============== ==============




                        PRODUCTION AND PRICES


                                            For the Three Months
                                               Ended March 31,
                                        -----------------------------
                                            2007           2006
                                        -------------- --------------
Production:
  Natural gas (MMcf)                          1,253.1          993.3
  Oil (MBbls)                                     3.2            0.3
     Total (MMcfe)                            1,272.1          994.9

MMcfe per day                                    14.1           11.1

Average sales prices:
  Natural gas (per Mcf)                         $5.86          $6.65
  Oil (per Bbl)                                $55.05         $62.49

    CONTACT: Gastar Exploration Ltd., Houston
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com